Exhibit No. 99.1

PRESS RELEASE

Scott D. Kantor
Chief Financial Officer
Datascope Corp.
(201) 307-5490
www.datascope.com

     FOR IMMEDIATE RELEASE:

DATASCOPE REPORTS FIRST QUARTER FISCAL 2007 RESULTS

MONTVALE, NJ, October 31, 2006 . . . Datascope Corp. (NASDAQ: DSCP) today announced financial results for its first quarter of fiscal 2007 ended September 30, 2006. The Company reported net earnings of $4.5 million, or $0.29 per diluted share, in the first quarter of fiscal 2007 compared with $6.1 million, or $0.40 per diluted share, in the same period last year. Net earnings for the fiscal first quarter of 2006 included a special gain on the sale of an unused facility of $0.8 million, or $0.05 per share. Consolidated sales for the first quarter of fiscal 2007 were $87.2 million compared with $88.3 million last year. Favorable foreign exchange translation contributed $0.7 million to sales in the first quarter of fiscal 2007.

     Sales of Cardiac Assist products in the first quarter of fiscal 2007 increased 12% year-over-year to $41.0 million. The increase was due to higher sales of balloon pumps and ClearGlide® endoscopic vessel harvesting products, acquired in January 2006. Increased sales of balloon pumps, principally the CS100® automatic pump, reflect continued strong international demand and the combination of slightly higher average selling prices and a favorable product mix in the United States. Unit shipments of balloon pumps outside of the U.S. grew 23% in the first quarter of fiscal 2007 compared to last year. Worldwide sales of intra-aortic balloons were flat in the first quarter. Favorable foreign exchange translation contributed $0.3 million to Cardiac Assist sales in the first quarter of fiscal 2007.

     Datascope announced that it will greatly expand the sales effort for the Safeguard™ manual compression assist device by using the Cardiac Assist direct sales force to sell Safeguard in the U.S., starting in the third quarter of fiscal 2007. The Safeguard sales effort will be augmented by a select portion of the direct sales force of the Interventional Products business which is being phased out as previously announced. Safeguard has posted strong year-over-year growth since its initial launch in the second quarter of fiscal 2004.

     Sales of Patient Monitoring (PM) products were $34.3 million, 9% below the first quarter of fiscal 2006. More than half of the percentage decrease is attributable to the inclusion in last year's first quarter of approximately $2.0 million of Panorama system sales that were planned to ship in the fourth quarter of fiscal 2005, as reported last year. The remaining sales decrease of 4% is principally due to lower shipments of Panorama systems and bedside monitors and continued competitive pressure on pricing.

     Lower sales of Panorama systems resulted primarily from fewer conversions by hospitals to the Wireless Medical Telemetry Service (WMTS) bands from older VHF and UHF telemetry bands dedicated to medical use. These bands became available for non-medical use at the start of calendar 2006, accelerating demand for WMTS systems to replace the older systems. The Company believes that replacement demand for Panorama WMTS systems is likely to remain soft near-term. However, quote volume for Panorama systems with hard-wired bedside monitors, particularly in the first quarter, suggests that this market segment is likely to strengthen. There is generally a four-month average lag between quotes and orders.

     During the first fiscal quarter, Datascope launched its Panorama Gateway in the U.S. The Panorama Gateway interfaces the Company’s Panorama central monitoring system, as well as stand-alone bedside monitors, to a Hospital Information System/Clinical Information System (HIS/CIS). Datascope’s current and potential customers have been seeking an HIS/CIS interface, and the Panorama Gateway provides a new opportunity for increased sales to Datascope's installed customer base.

     As previously announced, the Company has determined it can operate more efficiently and reduce operating expenses in the PM business by eliminating approximately 26 positions in the second quarter of fiscal 2007. The Company will record a charge of approximately $0.5 million for severance and other one-time employee-related termination benefits in the second fiscal quarter. This action is expected to save the Company $3 million in costs annually beginning in the third fiscal quarter of 2007.

Sales of Interventional Products (IP) in the first quarter of fiscal 2007 were $4.7 million, down 26% from last year. As previously reported, Datascope will exit the vascular closure market and will phase out its IP business and most of the workforce of that business by the end of fiscal 2007. As a result, the Company expects to record a pretax charge in the range of $3.7 to $4.0 million in the second quarter of fiscal 2007 for severance and other one-time employee-related termination benefits related to the IP exit strategy. The Company is in the process of determining what write-offs, if any, will be applicable to the IP assets comprising technology, inventory, and property and equipment, and is assessing any potential charge for purchase commitments and contract termination costs related to the IP business. The IP exit is expected to save the Company $14 million in costs annually, $12 million of which will take effect at the start of the fiscal third quarter, with the balance of $2 million taking effect at the start of fiscal 2008.

Datascope will continue to supply ProLumenTM and ProGuideTM, IP’s products for the interventional radiology market, while it explores opportunities for the sale or independent distribution of these products. Datascope expects to complete the redesign and PMA submission of the X-Site® vascular closure device and seek sale or independent distribution of this device as well. Datascope also plans to offer the On-SiteTM and VasoSeal® product lines for sale.

Sales of InterVascular products declined 6% year-over-year to $6.9 million, including $0.2 million from favorable foreign exchange translation. Sales in the U.S. last year included a much larger stocking order by InterVascular’s exclusive distributor in the U.S. Unit sales to hospitals in the U.S. continued to show a favorable trend compared to last year, and absent the larger stocking order last year, InterVascular sales grew in the U.S. Excluding foreign exchange, international sales decreased 2%, attributable to the continued emergence of less-invasive therapies and competitive pricing pressure in the European markets.

     On September 29, 2006, the Company received from the FDA a request for additional data in connection with its 510(k) submission for its InterGard® Silver antimicrobial vascular graft. The Company has responded and is vigorously pursuing clearance of this product.

     Datascope will hold a conference call and webcast to discuss its first-quarter fiscal 2007 financial results on November 1, 2006 at 12:00 noon EST. To access the conference call, please dial (877) 704-5384. You also may access the webcast of the conference call on the Company's website, www.datascope.com.

     About Datascope Corp.

     Datascope Corp. is the global leader of intra-aortic balloon counterpulsation, and a diversified medical device company that designs, manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care. The Company has four product lines aggregated into two reporting segments, Cardiac Assist / Monitoring Products and Interventional Products / Vascular Grafts. The Company’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information please visit Datascope’s website, www.datascope.com.

     This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Many of these risks cannot be predicted or quantified and are at least partly outside our control, including the risk that market conditions may change, particularly as the result of competitive activity in the markets served by the Company, that the workforce reductions at the Interventional Products and Patient Monitoring divisions may not provide the full amount of cost savings expected, that the higher volume of quotations over the last two quarters for higher- priced Panorama systems with either hard-wired bedside monitors or telemetry will not lead to a strengthening of this market segment, that Panorama Gateway will not provide new opportunities for increased revenue by new sales to the Company's installed customer base, and that the redesign and PMA submission of the X-Site vascular closure device will not be completed, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission.

Datascope Corp. and Subsidiaries
Condensed Consolidated Statements of Earnings
(In thousands, except per share amounts)
 (Unaudited)

	Three Months Ended September 30,

	2006	2005

Net sales	$87,200	$88,300
Cost of sales	37,342	37,620

Gross profit	49,858	50,680
Operating expenses:
Research and development expenses	8,654	8,765
Selling, general and administrative expenses	35,064	34,292
Gain on sale of realty	—	(810)

	43,718	42,247

Operating earnings	6,140	8,433
Other (income) expense:
Interest, net	(699)	(487)
Other, net	93	669

	(606)	182

Earnings before taxes on income	6,746	8,251
Taxes on income	2,213	2,195

Net earnings	$4,533	$6,056

Earnings per share, basic	$0.30	$0.41

Weighted average common shares outstanding, basic	15,235	14,798

Earnings per share, diluted	$0.29	$0.40

Weighted average common shares outstanding, diluted	15,423	15,080

Datascope Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

	Sept 30, 2006	June 30, 2006

Assets
Current assets:
Cash and cash equivalents	$12,427	$9,479
Short-term investments	42,684	43,147
Accounts receivable less allowance for doubtful accounts of $2,293 and $2,301	72,697	78,133
Inventories	62,060	58,759
Prepaid income taxes	—	3,233
Prepaid expenses and other current assets	14,525	13,907
Current deferred taxes	5,904	6,522

Total current assets	210,297	213,180

Property, plant and equipment, net of accumulated depreciation of $93,382 and $90,928	84,503	85,460
Long-term investments	22,567	22,297
Intangible assets	20,289	20,465
Goodwill	4,065	4,065
Other assets	30,920	30,213

	$372,641	$375,680

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$16,993	$20,071
Dividends payable	16,331	1,068
Accrued expenses	13,657	14,585
Accrued compensation	13,112	16,234
Deferred revenue	3,661	3,675
Income taxes payable	1,178	—

Total current liabilities	64,932	55,633

Other liabilities	27,070	26,309
Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $1.00 per share:
Authorized 5,000 shares; Issued, none	—	—
Common stock, par value $.01 per share:
Authorized, 45,000 shares; Issued, 18,730 and 18,721 shares	187	187
Additional paid-in capital	104,087	103,728
Treasury stock at cost, 3,521 and 3,465 shares	(107,037)	(105,319)
Retained earnings	287,434	299,255
Accumulated other comprehensive loss:
Cumulative translation adjustments	(1,485)	(1,300)
Minimum pension liability adjustments	(2,437)	(2,437)
Unrealized loss on available-for-sale securities	(110)	(376)

Total stockholders' equity	280,639	293,738

	$372,641	$375,680